Exhibit 12

                           COMPUTATION OF RATIO OF
                          EARNINGS TO FIXED CHARGES
                         (In millions except ratios)

                                                            FIRST QUARTER
                                                          -----------------
                                                            1994      1993
                                                           -------  -------
EARNINGS BEFORE TAX                                         $ 149     $ 126

FIXED CHARGES
     Capitalized interest                                       0         0
     Interest expense                                          38        32
     Interest expense for finance subsidiary                    0         0
     Interest portion of rental expense                         9        11
                                                          -------  --------
TOTAL FIXED CHARGES                                         $  47     $  43
                                                          =======  ========

TOTAL FIXED CHARGES EXCLUDING CAPITALIZED INTEREST          $  47     $  43
                                                          =======  ========

EARNINGS PLUS FIXED CHARGES EXCLUDING CAPITALIZED INTEREST  $ 196     $ 169
                                                          =======  ========

RATIO OF EARNINGS TO FIXED CHARGES                            4.2      3.9
                                                          =======  ========